Exhibit 99.3

FOR IMMEDIATE RELEASE

Contact:

SL Green

Steven Durels

EVP, Director of Leasing & Real Property

-or-

Heidi Gillette

Director, Investor Relations

212-594-2700

Viacom

Carl Folta

Executive Vice President

212-846-6352

SL GREEN RENEWS VIACOM LEASE THROUGH 2031

Headquarters Lease Covers 1.4 Million Square Feet;

Expanding to 1.6 Million Square Feet Over The Term

Follows $775 Million Mortgage from Bank of China

New York, NY — April 25, 2012 - SL Green Realty Corp. (NYSE: SLG) today announced that Viacom Inc. (NASDAQ: VIA, VIAB) has renewed its commitment at 1515 Broadway by extending and expanding the company’s occupancy at the iconic Times Square tower through 2031. Viacom’s future expansion is expected to cover the balance of the building’s office space after 2020.  One of the world’s leading media companies, Viacom is synonymous with Times Square resulting from its longstanding presence and highly visible broadcast studio overlooking the bow-tie of the square.

The transaction announced today is believed to be the largest-ever New York City office lease other than a few sale-leaseback arrangements.

This record breaking lease follows right on the heels of a recently closed $775 million first mortgage refinancing by Bank of China.  The financing is for a term of seven years and replaces the previous $447 million financing.  Excess proceeds will be used to fund this transaction and for general corporate purposes.

Marc Holliday, Chief Executive Officer of SL Green, stated, “Times Square is one of the world’s best-known locations, which makes it the perfect home for a high-profile company such as Viacom.  The company has been a corporate anchor in Times Square for over 20 years and the extraordinary building branding opportunity provided in this lease will allow Viacom to increase its corporate visibility to millions of New York City visitors at the

‘Crossroads of the World’ for years to come. The transaction reaffirms the desirability for trophy assets located in the prime areas of midtown Manhattan.”

Philippe Dauman, President and Chief Executive Officer of Viacom, said, “New York City is the undisputed media capital of the world, and a vibrant source of inspiration for Viacom’s innovative and creative employees.  We have had a great partnership with SL Green and have been proud to help lead the revitalization of the Times Square neighborhood for two decades.  We could not be more pleased to extend our commitment to New York City and Times Square well into the future.”

Commenting on the debt refinancing for the building, Andrew Mathias, President of SL Green said, “This loan, the terms of which were committed to prior to the completion of our lease agreement with Viacom, demonstrates the strength of the relationship we have developed with Bank of China.  We appreciate the Bank’s confidence in us and our portfolio and we look forward to continuing to expand this key relationship.”

Acquired by SL Green in the first major real estate transaction the midst of the market downturn in 2002, the building has gone through a complete make-over which has included the full re-positioning of all retail space, a comprehensive redevelopment program and revenue enhancement with state-of-the-art LED advertising signage.  In addition to being anchored by Viacom, 1515 Broadway is also home to the Minskoff Theater, one of the city’s largest live performance theaters and Best Buy Theater, which is the city’s premier rock concert venue together with other national retailers such as Billabong, Aeropostale and Oakley.

Michael Laginestra, Scott Gottlieb, Andrew Sussman and Ramneek Rikhy from CBRE Group, Inc., Chris Smith and Gina Love from Shearman & Sterling LLP and a team of in-house professionals represented Viacom in the transaction. SL Green handled this record setting lease with its team of in-house professionals together with Noah Shapiro and Russ Rabinovich from Haynes and Boone, LLP.

About SL Green Realty Corp.

SL Green Realty Corp., New York City’s largest office landlord, is the only fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of March 31, 2012, SL Green owned interests in 70 Manhattan properties totaling more than 39.0 million square feet. This included ownership interests in 27.3 million square feet of commercial properties and debt and preferred equity investments secured by 11.7 million square feet of properties. In addition to its Manhattan investments, SL Green holds ownership interests in 32 suburban assets totaling 6.9 million square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey, along with four development properties in the suburbs encompassing approximately 0.5 million square feet.

About Viacom

Viacom is home to the world’s premier entertainment brands that connect with audiences through compelling content across television, motion picture, online and mobile platforms in over 160 countries and territories. With media networks reaching approximately 700 million global subscribers, Viacom’s leading brands include MTV, VH1, CMT, Logo, BET, CENTRIC,

Nickelodeon, Nick Jr., TeenNick, Nicktoons, Nick at Nite, COMEDY CENTRAL, TV Land, SPIKE, Tr3s, Paramount Channel and VIVA. Paramount Pictures, celebrating its 100th year in 2012 and creator of many of the most beloved motion pictures, continues today as a major global producer and distributor of filmed entertainment. Viacom operates a large portfolio of branded digital media experiences, including many of the world’s most popular properties for entertainment, community and casual online gaming.

For more information about Viacom and its businesses, visit www.viacom.com.

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